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Exhibit 23.1

Consent of Independent Auditors

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement Form S-3 of SL Green Realty Corp. (the "Company") for the registration of an aggregate maximum offering price of $18,700,000 of common stock and to the incorporation by reference therein of our reports (a) dated January 28, 2003 (except Note 23, as to which the date is February 13, 2003) with respect to the consolidated financial statements and schedule of the Company included in its Annual Report on Form 10-K for the three years ended December 31, 2002 (b) dated January 28, 2003 (except Note 23, as to which the date is December 2, 2003) with respect to the consolidated financial statements and schedule of the Company included in its Form 8-K dated December 3, 2003 for the three years ended December 31, 2002 (c) dated November 20, 2002, with respect to the statement of revenues and certain expenses for the 220 East 42nd Street property for the year ended December 31, 2001, included in its Form 8-K dated February 21, 2003, (d) dated February 4, 2003 (except Note 1, as to which the date is December 29, 2003), with respect to the statement of revenues and certain expenses of Rock-McGraw Inc. for the for the year ended December 31, 2002, included in its Form 8-K/A dated December 29, 2003, all filed with the Securities and Exchange Commission.

                                              /s/ Ernst & Young LLP

New York, New York
January 12, 2004

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Consent of Independent Auditors